SHARE PURCHASE AGREEMENT

                         dated as of February 7, 2000

                                  Between

                          ARROW ELECTRONICS, INC.,

                             TEKELEC AIRTRONIC

                                  ZEDTEK

                                INVESTITECH

                                   NATEC

                           JEAN-CLAUDE ASSCHER,

                            JULES DOVE ATTIA

                                  and

                             FRANK CHUFFART

                       Relating to the Purchase of

                           TEKELEC EUROPE SA




                          SHARE PURCHASE AGREEMENT


     SHARE PURCHASE AGREEMENT dated as of February 7, 2000, (herein, together with Exhibits A-1, A-2 and B, Schedules 1 through 9 and Lists 1 through 13, referred to as the "Agreement") by and between Arrow Electronics, Inc., a corporation organized and existing under the laws of the State of New York ("Arrow"), Tekelec Airtronic, a company organized and existing under the laws of France (the "Selling Shareholder"), Zedtek, a company organized and existing under the laws of France ("Zedtek"), Investitech, a company organized and existing under the laws of France ("Investitech") and Natec, a company organized and existing under the laws of Luxembourg ("Natec") ("Zedtek, Investitech and Natec each a "Selling Warrantholder" and collectively with the Selling Shareholder, the "Selling Securityholders") Jean-Claude Asscher ("J-CA"), Jules Dove Attia ("JDA") and Frank Chuffart ("FC") (all as further identified in Section 17).

W I T N E S S E T H

     WHEREAS, the Selling Shareholder is the owner of 810,000 ordinary shares (the "Shares") of Tekelec Europe SA, a company organized and existing under the laws of France (the "Company"), such shares being all of the issued and outstanding shares of capital stock of the Company; and

     WHEREAS, the Selling Shareholder desires to sell to Arrow, and Arrow desires to purchase or to cause one of its wholly-owned (direct or indirect) subsidiaries to purchase from the Selling Shareholder, all of the Shares; and

     WHEREAS, each Selling Warrantholder is the owner of that number of warrants ("Warrants") to purchase ordinary shares of the Company as set forth opposite such Selling Warrantholder's name in Exhibit A-1 hereto; such warrants, in the aggregate being all of the issued and outstanding warrants to purchase shares of capital stock of the Company; and

     WHEREAS, each of the Selling Warrantholders desire to sell to Arrow, and Arrow desires to purchase or to cause one of its wholly-owned (direct or indirect) subsidiaries to purchase from such selling Warrantholder, all of the Warrants owned by such Selling Warrantholder;

     NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, Arrow and each Selling Securityholder, in the case of the Selling Securityholders, jointly and severally, hereby agree as follows:


     1.  Sale and Purchase of the Shares.

         (a) Sale of the Shares. The Selling Shareholder hereby agrees to sell the Shares to Arrow (or to a wholly-owned, direct or indirect subsidiary of Arrow designated by Arrow) at the closing on the later of February 28, 2000 and the date which is four (4) business days after the first date on which all of the conditions set out in Sections 11 and 12 hereof have been satisfied (herein called the "Closing" and the date of which is herein called the "Closing Date"), but with effect as of January 1, 2000 with respect to the dividends of the Company in respect of the year 2000. As used in this agreement "business day" shall mean a day (other than a Saturday or Sunday) on which banks are open for business in Paris and New York.

         (b) Sale of the Warrants. Each Selling Warrantholder hereby agrees to sell to Arrow (or to a wholly-owned direct or indirect subsidiary of Arrow designated by Arrow) at the Closing, but with effect as of January 1, 2000 with respect to any entitlement to dividends of the Company in respect of the year 2000, that number of Warrants as is set forth opposite such Selling Warrantholder's name in Exhibit A-1 hereto.

         (c) Purchase Price. In consideration of such sale, conveyance, transfer and delivery of the Shares and Warrants to Arrow, Arrow will pay to each Selling Securityholder such Selling Securityholder's Percentage (as set forth opposite such Selling Securityholder's name in Exhibit A-2 hereto) of FFR 305.9 million, subject to the adjustments set forth in Section 1(d)(ii) (the "Purchase Price").

         (d) Payment of Purchase Price. The Purchase Price shall be paid by Arrow as follows:

              (i) Initial Closing Payment. At the Closing Arrow will pay to each Selling Securityholder such Selling Securityholder's Percentage of FFR
211.7 million in immediately available funds by wire transfer to an account designated by such Selling Securityholder at least three (3) business days prior to the Closing Date (the "Closing Payment").

             (ii) Adjustment to Initial Purchase Price. (A) Not later than April 30, 2000 Arrow shall prepare and deliver (or cause to be prepared and delivered) (1) a consolidated balance sheet of the Company and its Subsidiaries (as defined in Section 3(e)) as of December 31, 1999; (2) a consolidated pro forma balance sheet of the Company and its Subsidiaries as of December 31, 1999 (the "December 31, 1999 Pro Forma Balance Sheet") giving effect to the property transfers referred to in Section 8(a) hereof as if each such transfer had occurred on December 31, 1999 but excluding the effect of any capital gain arising as a result of such transfers and excluding the effect of the FFR 8.1 million dividend referred to in Section 3.1(s)(xi); and
(3) a consolidated income statement of the Company and its Subsidiaries (the "TE Group") for the fiscal year ended as of December 31, 1999; which consolidated balance sheets and consolidated income statement shall be prepared in accordance with French generally accepted accounting principles and the inventory valuation rules set forth on Schedule 1 hereto and shall be audited by Arrow's accountant, Ernst & Young (together, the "Audited 1999 Financial Statements"). Arrow and Ernst & Young shall be granted full access to the books and records of the Company and each Subsidiary for this purpose. As part of such audit Ernst & Young shall review the appropriateness of the change in the depreciation of systems and the releases of provisions referred to in Section 3(s)(i) and such change and such releases shall only be reflected in the Audited 1999 Financial Statements to the extent that Ernst & Young are in agreement with the same. The Selling Securityholders and their auditors, PriceWaterhouseCoopers, may participate in the preparation of the Audited 1999 Financial Statements and they shall be granted full access to the books and records of the Company and each Subsidiary for such purpose. The December 31, 1999 Pro Forma Balance Sheet shall be used to calculate the Purchase Price.

     (B) Upon completion of the Audited Financial Statements, the Purchase Price shall be decreased by the amount, if any, by which Total Shareholders Equity at December 31, 1999 as set forth in the December 31, 1999 Pro Forma Balance Sheet is less than FFR49,756,380.

     (C) Upon completion of the calculation of the adjustment to the Purchase Price pursuant to Section 1(d)(ii)(B) Arrow shall promptly thereafter (but in no case more than five (5) business days thereafter) pay to each Selling Securityholder such Selling Securityholder's Percentage of an amount equal to the excess, if any, of the Purchase Price over the Closing Payment. If the Closing Payment is greater than the Purchase Price, then each Selling Securityholder shall promptly thereafter (but in no case more than five (5) business days thereafter) pay to Arrow such Selling Securityholder's Percentage of an amount equal to the excess of the Closing Payment over the Initial Purchase Price.

     (D) Interest. All payments required to be made pursuant to Section 1(d)(ii)(C), shall be in cash and with interest thereon at the rate of 4 per cent per annum and accruing from the Closing Date to the date of payment.

If any dispute arises with respect to the adjustment to the Purchase Price referred to in Section 1(d)(ii)(B) which the parties are unable to resolve by negotiation, Arrow and the Selling Securityholders (acting through J-CA as representative of the Selling Securityholders (the "Selling Securityholders Representative") shall appoint KPMG or, in the event that KPMG is unwilling to act on terms acceptable to Arrow and the Selling Securityholders Representative, another independent nationally recognized accounting firm (the "Expert") to resolve such dispute. Such firm shall act as an expert and not as an arbitrator and shall render a decision within 45 days of being selected. The Expert's decision shall be final and shall be binding on all of the parties hereto. The Expert's fees and expenses shall be borne by the Selling Securityholders, unless the Purchase Price, as determined by such Expert shall be at least ten percent (10%) higher than the Purchase Price, as determined on the basis of the Financial Statements prepared by Arrow, in which event such fees and expenses shall be borne by Arrow.

Notwithstanding anything to the contrary contained in this Agreement, any amount payable by Arrow to the Security Securityholders shall be reduced by an amount equal to any indemnification payment owed by the Selling Securityholders to Arrow pursuant to Section 10(a) hereof which has not been fully satisfied at the time such amount becomes payable, provided that, such right of setoff shall not limit the obligations of the Selling Securityholders under Section 10(a).

     2.  Closing and Termination
         (a) Closing. The Closing will take place at the offices of Sicard & Associes at 20 Avenue Rapp 75007 Paris at 10:00 a.m. (local time) on the Closing Date.
         (b) Transactions on the Closing Date. (i) At the Closing, the Selling Securityholders will deliver to the Arrow the following:

     (A) duly completed and executed share transfer forms ("ordres de mouvement") with respect to the Shares;
     (B) duly completed and executed transfer forms ("ordres de mouvement") with respect to the Warrants;
     (C) evidence satisfactory to Arrow of the approval of the transfer of the Shares and the Warrants by the Board of the Company;
     (D) such documentation (in form satisfactory to Arrow) as is required to effect the transfer to Arrow or a person designated by Arrow of (1) all shares in the Company held by Directors or any other person holding such Shares in addition to the Selling Shareholder and (2) with the exception only of the shares held by Bernard Devynck and Paul de Myer in D&D Electronics, all shares in any Subsidiary held by J-CA or any other person (other than the Company) holding such shares;
     (E) such documentation (in form satisfactory to Arrow) as is required to effect the resignation of all directors of the Company and each of the Subsidiaries (other than such directors, if any, as may be nominated by Arrow in writing) and the replacement of the same by the persons nominated by Arrow;
     (F) such documentation (in form satisfactory to Arrow) as is required to effect the resignation of the auditors of the Company and each of the Subsidiaries and the replacement of the same by the auditors nominated by Arrow; and
     (G) each of the certificates and other documents contemplated by Section 12(f).
        (ii) At the Closing, Arrow will deliver to each Selling Securityholder the following:

     (A) by wire transfer in immediately available funds to the account designated by such Selling Securityholder, such Selling Securityholder's Percentage of the Closing Payment; and

     (B)  each of the certificates and other documents contemplated by
Section 11(e).
     (c)  Termination.  This Agreement may be terminated at any time prior to
Closing:
          (i) by the mutual written consent of Arrow and Selling Securityholders the aggregate of whose Selling Securityholder's Percentages is greater than 50% (the "Majority Selling Securityholders");
         (ii) by either Arrow or the Majority Selling Securityholders, if the transactions contemplated hereby are not consummated on or before July 31, 2000 (or such later date as may be agreed upon in writing by the parties hereto);
        (iii) by Arrow, if the Selling Securityholders shall breach in any material respect any of their representations, warranties or obligations hereunder and such breach shall not have been cured or waived.
         (iv) by the Selling Securityholders, if Arrow shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived.

3. Representations and Warranties (Guarantees) by the Selling Shareholder. As a material inducement to Arrow to enter into this Agreement, to purchase the Shares and the Warrants and to pay the Purchase Price, the Selling Shareholder hereby represents and warrants (guarantees) that:

   (a) Organization and Authority of the Selling Shareholder. The Selling Shareholder is a duly organized and validly existing corporation under the laws of France, with the corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Selling Shareholder and no other proceedings on the part of the Selling Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby. The Selling Shareholder is not subject to or obligated under any contract, license, franchise, or permit, or, insofar as is known to the Selling Shareholder, subject to any law, statute, rule or regulation or order, writ, injunction or decree, which would be breached, violated, or exceeded by the execution and performance of this Agreement by the Selling Shareholder. Assuming due execution and delivery by Arrow, this Agreement constitutes a valid, binding, and enforceable obligation of the Selling Shareholder, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect. Except as set forth in Schedule 2, no authorization, consent, or approval of, or filing with, any domestic or foreign public body or authority is necessary for the consummation by the Selling Shareholder of the transactions contemplated by this Agreement.

   (b) Ownership of Shares. The Selling Shareholder is the lawful record and beneficial owner of the Shares being sold by it hereunder. The Shares constitute all of the issued and outstanding shares of capital stock of the Company. Such Shares are owned free and clear of all liens, encumbrances and restrictions of every kind; and upon delivery of the Shares in the manner contemplated in Section 2, Arrow will acquire good, beneficial and legal, valid and indefeasible title to the Shares free and clear of all liens, encumbrances and restrictions of every kind.

   (c) Organization and Authorization. The Company and each Subsidiary is a corporation, duly organized, validly existing under the laws of the jurisdiction of its organization and has the corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing (to the extent that the concept of good standing exists in the relevant jurisdiction) as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a material adverse effect on the business, financial condition, assets, results of operations or business prospects of the Company or such Subsidiary. The consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors of the Company and no other proceedings on the part of the Company are necessary to authorize the transactions contemplated hereby.

   (d) Capitalization. The authorized capital stock of the Company consists of 810,000 shares of common stock, FFR100 par value, all of which are issued and outstanding. In addition, the Company has authorized the issuance of 48,210 Warrants all of which are issued and outstanding. All such issued and outstanding Shares and Warrants have been validly issued and are fully paid and non-assessable. Except for the Warrants and the rights created pursuant to this Agreement, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company and no agreements obligating the Company to issue any such options, warrants or other rights. Except as disclosed in Schedule 3 or as contemplated in this Agreement, there are no agreements relating to the voting, purchase or sale of capital stock (i) between or among the Company and any of its shareholders or (ii) between or among any of the Company's shareholders.

   (e) Subsidiaries and Equity Investment. List 9 sets forth the name, jurisdiction of incorporation, authorized capitalization and share ownership of each direct or indirect subsidiary of the Company (a "Subsidiary") and the jurisdictions in which each Subsidiary is qualified to do business. As used in the first sentence of this Section 3(e), the term "subsidiary" means any corporation of which the Company, directly or indirectly, owns or controls capital stock representing more than fifty percent of the general voting power under ordinary circumstances of such corporation. Except as disclosed in List 9, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business. Except as disclosed in List 9, all of the outstanding capital stock of each Subsidiary is owned by the Company or its Subsidiaries free and clear of all liens, encumbrances and restrictions of every kind. All such shares of capital stock have been validly issued and are fully paid and nonassessable. Except as disclosed in List 9, the potential liability of the Company or any Subsidiary related to its investment in any entity or business referred to in this Section 3(e) is limited to the value of the Company's or such Subsidiary's investment therein. Except as disclosed in List 9, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is any Subsidiary committed to issue any such option, warrant, right or security. Except as disclosed in List 9, there are no agreements relating to the voting, purchase or sale of capital stock of any Subsidiary or of any partnership or joint venture interest held by the Company or any Subsidiary.

   (f) No Violation; Ability to Conduct the Business. Neither the execution and delivery of this Agreement, nor the performance and the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of the Selling Shareholder or of the Company (ii) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality or (iii) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any material debt, obligation, contract, commitment or other agreement to which the Selling Shareholder, the Company or any Subsidiary is a party or by which any of their property may be bound (provided that, Arrow acknowledges that it is aware that (i) the financing agreements set forth in List 11 (the "Bank Agreements") do, and (ii) franchise agreements with manufacturers of electronic components to which the Company or any Subsidiary is a party may, contain provisions allowing the financial party or the manufacturer to terminate such agreement in the event of a change in control of such entity). Neither the Company nor any Subsidiary is a party to, subject to or bound by any judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator which could prevent the use by the Company or any Subsidiary of its assets or the conduct of any business of the Company or any Subsidiary, in each case in accordance with present practices, after the Closing Date or which, by operation of law, or pursuant to its terms, would be breached, terminate, lapse, or be subject to termination upon consummation of the transactions contemplated by this Agreement.

   (g) Financial Statements. The Selling Shareholder has heretofore furnished Arrow with complete copies of (i) the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1998 and the audited consolidated income statement and statement for the Company and the Subsidiaries for the fiscal year ending on such date; (ii) audited balance sheets as of December 31, 1998 of the Company and each of the Subsidiaries and audited income statements for the Company and each of the Subsidiaries for the fiscal year ended on such date; (iii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 1999 and the unaudited consolidated income statement for the Company and the Subsidiaries for the nine-month period ended on such date; (iv) unaudited balance sheets of the Company and each of the Subsidiaries as of September 30, 1999 and unaudited income statements for the Company and each of the Subsidiaries for the nine-month period ended on such date; and (v) the unaudited consolidated pro forma balance sheet of the Company and the Subsidiaries as of September 30, 1999 giving effect to the property transfers referred to in Section 8(a) hereof as if each had occurred on September 30, 1999 (but excluding the effect of any capital gain arising as a result of such transfers). Such financial statements (i) fairly reflect, in accordance with French (in the case of the consolidated and unconsolidated financial statements of the Company) or local (in the case of the financial statements of such subsidiaries) generally accepted accounting principles, the consolidated financial position of the TE Group or the Company or such Subsidiary, as the case may be, as of such date and the consolidated results of operations of the TE Group or the results of operations of the Company or such Subsidiary, as the case may be, for such period, and (ii) reflect all liabilities of the TE Group or the Company or such Subsidiary, as the case may be, including contingent and disputed liabilities, and all capital commitments of the TE Group or the Company or such Subsidiary as the case may be, as at the date thereof, and make adequate provision or reserve for all bad and doubtful debts. In such financial statements appropriate provision has been made for any slow moving, redundant, obsolete, defective or otherwise non-saleable inventory and the value attributed to the remaining inventory does not exceed the lower of cost or net realizable value at the date of such statements. The results shown in such financial statements have not to a material extent been affected (except as disclosed in such financial statements) by any extraordinary or exceptional event or circumstance or by any other factor rendering them unusually high or low.

   (h) Receivables. All accounts receivable reflected in the unaudited consolidated balance sheet of the TE Group as of September 30, 1999 represent bona fide transactions in the ordinary course of business between the TE Group and third parties not otherwise affiliated with the TE Group or the Selling Securityholders, represent actual sales and require no further act (other than routine clerical tasks) on the part of the TE Group to make such accounts receivable payable by the account debtors. The accounts receivable reflected in such consolidated balance sheet are reflected in accordance with French generally accepted accounting principles. The reserves with respect to such accounts receivable reflected in such consolidated balance sheet are sufficient and the amount of such reserves is consistent with the TE Group's past practice and procedure. Such accounts receivable, net of such reserves, are fully collectible. Except as set forth in List 10 hereof, no such receivable has been outstanding for more than 180 days or is the subject of a dispute with respect to the amount or validity thereof and, to the best of the knowledge of the Selling Securityholders, the Company and the Subsidiaries, no such dispute is threatened or contemplated. Except as set forth in List 10, all accounts receivable of the Company and its Subsidiaries in France, Germany, the Netherlands and Spain are covered by credit insurance for at least, in the case of accounts receivable of French customers, 90 per cent, and in the case of accounts receivable in Germany, the Netherlands and Spain, 85 per cent, of the amount owed.

        (i) Inventory. (i) The inventories reflected in the unaudited consolidated balance sheet of the TE Group as of September 30, 1999 consist of inventories purchased in the ordinary course for resale. Such inventories
(A) are accounted for in accordance with French generally accepted accounting principles; (B) are accounted for net of reserves which are sufficient to cover any losses due to obsolescence and shrinkage; and (C) the amount and mix of such inventories are consistent with the business's past business practices and do not exceed their forecast of reasonable requirements, and
(D) the amount of such reserves is consistent with the TE Group's past practice and procedures.

       (ii) All items of inventory reflected in the unaudited consolidated balance sheet of the TE Group as of September 30, 1999 which are not merchantable products for sale in the ordinary course of business as first quality goods at normal markups, or are technologically obsolete, slow-moving, inactive or below standard quality or were purchased from a source other than the manufacturer thereof or a distributor duly licensed or franchised to distribute such items by such manufacturer have been adequately reserved for in such balance sheet; all of the items in such inventory which do not meet the requirements for return to the manufacturer under the applicable franchise agreement (except that the quantity of such devices may exceed the amount permitted to be returned at any one time) have been so reserved for.

      (iii) To the extent that any items of inventory are, in order to meet military or similar specifications required to be accompanied by (or the seller thereof is required to maintain) traceability, testing or other documentation, all such documentation is in the possession of the businesses.

       (iv) All of the items of inventory reflected in the unaudited consolidated balance sheet of the TE Group as of September 30, 1999 which represent products purchased for "special order" or have otherwise been tested, programmed, marked or manufactured to the specification of any businesses or their customers or otherwise have had value added at a customer's request have been adequately reserved for in such balance sheet, except to the extent that such items of inventory are subject to firm, valid and existing purchase orders issued by customers not affiliated with the TE Group.

   (j) Inter-Company Sales. All inter-company sales between members of the TE Group, or between any member of the TE Group and any Selling
Securityholder or any affiliate thereof were carried out at market prices. Intercompany sales during 1999 are set forth on Schedule 4.

   (k) Warranties. Neither the Company nor any of the Subsidiaries has issued any warranties or other understandings or agreements to any customer or other third party, other than warranties or other understandings or agreements provided to the Company or such Subsidiary by the manufacturer of any products sold by the Company or such Subsidiary, and which the Company or such Subsidiary has the right to enforce against such manufacturer, relating to the quality or condition of any products sold or services rendered by the Company or such Subsidiary, the maintenance thereof, or any return or adjustment privileges granted in connection therewith. Neither the Company nor any Subsidiary has waived the benefit of any warranties of any manufacturer. All sales by the Company or any Subsidiary have otherwise been made on the terms previously disclosed to Arrow.

   (l) Absence of Undisclosed Liabilities. Except as set forth in the unaudited consolidated balance sheet of the TE Group as of September 30, 1999 or List 11, there were, as of September 30, 1999, no debts, liabilities or obligations, whether absolute, accrued, contingent or otherwise, of the TE Group. Except as otherwise disclosed in List 11, since September 30, 1999 none of the businesses has incurred any debts, liabilities or obligations, whether absolute, accrued, contingent or otherwise, except (i) such as may have arisen in the usual and ordinary course of business after such date and
(ii) such as are the result of the transactions contemplated by this Agreement.

   (m) Tax Matters. All Taxes (as hereinafter defined) relating to the Company or any Subsidiary including interest and penalties, which are due and payable by the Company or such Subsidiary have been paid. As used in this Agreement, the term "Tax" or "Taxes" means any national, provincial, municipal, foreign and other income, profits, franchise, sales, turnover, value added, use, payroll, occupation, property, excise or other taxes, fees, duties, assessments, withholdings or governmental charges of any nature (including interest, penalties or additions to such taxes or charges). The liabilities for Taxes reflected in the unaudited consolidated balance sheet of the TE Group as of September 30, 1999 represent adequate provision for the payment of all accrued and unpaid or deferred Taxes relating to the Company and any Subsidiary for all periods ended on or prior to the date of such balance sheet, whether or not disputed and whether or not asserted prior to the date hereof. All Tax returns, declarations of estimated Tax, and Tax reports relating to the Company or any Subsidiary required to be filed prior to the date hereof by the Company or any Subsidiary have been duly filed.
All Taxes shown on such returns, declarations or reports and on assessments received have been paid to the extent that such Taxes have become due.
Except as disclosed in List 4 hereto, no claims relating to the Company or any Subsidiary have been asserted against the Selling Securityholders, the Company or any Subsidiary which are currently unresolved for Taxes or for any other assessments, including interest or penalties, with respect to Taxes. The Tax returns of the Company and of each Subsidiary have been examined by the relevant taxation authorities having jurisdiction over the Company or such Subsidiary (or closed by applicable statute) for all taxable years prior to and including the taxable year ended December 31, 1997 in the case of the Company, December 31, 1995 in the case of A2M S.A. and December 31, 1993 in the case of the other Subsidiaries. Except as disclosed in List 4, no adjustments were made and no issues were raised as a result of any such examination or audit. The Tax returns of the Company and of each Subsidiary for the years since such year have not been audited and, to the knowledge of
the Selling Securityholders, are not currently under examination.   Except as
disclosed in List 4, to the knowledge of the Selling Securityholders no taxation authority having jurisdiction over the Company or any Subsidiary is currently examining any returns or reports of, has issued a notice of audit or proposed deficiency to, or assessed a deficiency against the Company or any Subsidiary, for any taxable year beginning after December 31, 1997 in the case of the Company, December 31, 1995 in the case of A2M S.A. and December 31,1993 in the case of the other Subsidiaries. Except as disclosed in List 4, neither the Selling Securityholders, the Company nor any Subsidiary has waived any statute of limitations relating to the assessment or collection of Tax with respect to any taxable year of the Company or any Subsidiary. All Taxes or other assessments relating to the Company or any Subsidiary which the Company or any Subsidiary is required by law to withhold or collect have been duly withheld and collected and have been paid over to the proper governmental authorities or properly held by the Company or any Subsidiary as the case may be, for such payment.

   (n) Title to and Condition of Certain Properties and Assets and Description of Business, Assets and Properties. The Company and each Subsidiary has good and marketable title to all of its business, assets and properties which do not constitute real property, free and clear of all title defects, obligations, liabilities, liens, encumbrances, options, restrictions, charges, claims and security interests and rights of third persons of any kind, except for (i) any of the foregoing which are specifically set forth and identified in List 8 hereto, and (ii) liens for current taxes or assessments not delinquent. The equipment, vehicles and other tangible physical assets owned or leased by the Company and each Subsidiary (other than items of inventory) are sufficient to operate their respective businesses as it is being operated on the date hereof, are being used or are useful in their respective businesses at their present level of activity, have been properly and regularly maintained, comply with any applicable legal requirement or restrictions and are in good repair and regularly maintained and fully serviceable. All records and information relating to the Company or any Subsidiary are in the possession of each business.

   (o) Real Property. Other than the properties (the "Real Estate") listed on List 1 as owned by the Company or a Subsidiary, title to which is being transferred to the Selling Shareholder or one of its affiliates prior to the Closing Date, neither the Company nor any Subsidiary owns any real property. List 1 also contains a complete and correct list of all leases of real property (the "Leases") to which the Company or any Subsidiary is a party whether as lessor or lessee. The Real Property and the Leases comprise all of the real property used by the Company or any Subsidiary and the Company and each Subsidiary is in peaceful and undisturbed possession under each Lease under which it is a lessee, and there are no defaults by any party under any of the Leases.

The Company and each of the Subsidiaries has good and valid rights of ingress and egress to and from all the Real Property and all the real property leased under a Lease from and to the public street systems for all usual street, road and utility purposes. Neither the Company or any Subsidiary has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting any such property; and no such proceeding has been threatened or commenced.

All such buildings, structures and material leasehold improvements therein currently are used by or useful to the businesses in the ordinary course of their respective businesses, conform in all material respects with all applicable law and are in good operating condition and in a good state of maintenance and repair.

   (p) Lists of Properties, Contracts and Other Data. The Selling Securityholders have has delivered to Arrow true and complete lists, specifying, as of December 31, 1999, with respect to the business, properties and assets of the Company and each Subsidiary and the obligations of the Company and each Subsidiary, the following:

        (i) List 1. Each and every parcel of real property or interest therein owned in whole or in part by the Company or any Subsidiary or held under a lease;

       (ii) List 2. All trademarks, trade names, brand names and all other intellectual property rights presently owned, in whole or in part, or used by the Company or any Subsidiary; and all licenses, registrations (or applications for registration), assignments, grants and other contracts relating to such property;

      (iii) List 3. (A) All existing contracts, agreements (other than distribution agreements referred to in clause (iii) (B) and labor agreements contained in List 12) and commitments of any of the Company or any Subsidiary, except those referred to in Lists 1 or 2, written or oral, which
(x) extend beyond the first anniversary of the Closing Date, (y) involve the value of more than FFR 150,000 (or the equivalent amount in another currency) or (z) by operation of law, or pursuant to its terms, would be breached, terminate, lapse or subject to termination upon consummation of the transactions contemplated by this Agreement absent the consent or other action of any third person or agency; (B) all distribution, franchise or similar agreements pertaining to products sold by the Company or any Subsidiary; (C) all sales agent, sub-distributor or similar agreements to which the Company or any Subsidiary is a party; and (D) copies of all forms of sale agreements or terms and conditions of sale used by the Company or any Subsidiary.

       (iv) List 4. All litigation, governmental or regulatory proceedings, investigations or labor disputes pending or threatened against the Company or any Subsidiary or any or their respective officers, directors or shareholders as such or any of their respective assets or properties, or to which the Company or any Subsidiary or any of their respective officers, directors or shareholders, as such, is a party;

        (v) List 5. (A) All claims asserted or threatened or asserted at any time against the Company or any Subsidiary in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by the Company or any Subsidiary together with a description of each such claim, any action initiated with respect thereto and the disposition thereof; and (B) all express warranties and disclaimers of warranty used by in connection with the products or services provided by;

       (vi) List 6. All banking or other depository arrangements of the Company or any Subsidiary specifying the bank or institution, type of account, compensating balance arrangement, balance and the names of all persons authorized to draw thereupon or to have access thereto, the names of all persons, if any, now holding powers of attorney the Company or from any Subsidiary and a list of the guarantees given by the Selling Shareholder or J-CA to the banks or to a supplier;

      (vii) List 7. All loans or advances made by the Company or any Subsidiary to any person except normal travel advances or other reasonable expense advances to an officer or employee of the Company or such Subsidiary;

     (viii) List 8. All liens, encumbrances, charges, restrictions, claims, security interests and (except those arising under contracts disclosed in List 3) obligations and liabilities with respect to the business, assets and property of The Company or any Subsidiary which do not constitute real property;

       (ix) List 9. The name of each subsidiary of the Company (whether held directly by the Company or indirectly by a subsidiary), its jurisdiction of organization and the percentage of its issued and outstanding securities owned by the Company, another subsidiary of the Company, or by the Company and one or more subsidiaries, as the case may be; all corporations, joint ventures, partnerships or other entities (other than its subsidiaries) in which the Company or any subsidiary owns an equity interest, including a brief description of the activities conducted thereby, the total assets thereof, the percentage of the Company's or any subsidiary's, as the case may be, equity interest therein and identities of other equity participants;

        (x) List 10. All exceptions to the representation set forth in the last sentence of Section 3(h) hereof

       (xi) List 11. All outstanding indebtedness for borrowed money of the Company or any Subsidiary;

      (xii) List 12. (A) All employees of the Company or any Subsidiary and their position, seniority and individual remuneration (including bonus entitlements and benefits), including a list of the directors of the Company and each Subsidiary; and (B) all collective bargaining agreements, internal rules (rSglement intrieur) and in-house collective agreements (accord d'enterprise) to which the Company or any Subsidiary is a party; and

      (xii) List 13. (A) All agreements which any supplier or customer of the Company or any Subsidiary has threatened to terminate or materially reduce since December 31, 1998; and (B) all reports related to any supplier audits carried out since January 1, 1998.

The agreements, documents and data set forth in the lists required by this Section (p) have been made available to Arrow for examination and copies of any thereof requested by Arrow have been delivered to Arrow. Neither the availability of such agreements, documents and data, nor anything contained therein or revealed thereby which is not specifically referred to in this Agreement, shall be deemed to modify in any respect any of the representations and warranties set forth in this Agreement or to impose any duty on Arrow to review such agreements, documents and data.

Nothing has occurred since December 31, 1999 and prior to the Closing Date which would be required to be included in the lists required by this Section
(p) were they to have been prepared as of such subsequent date and which, taken singly or in the aggregate, would constitute a material adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations, properties, business, business operations or business prospects of the Company or any of Subsidiaries.

   (q) Litigation. Except as set forth in List 4, no action, suit or governmental, administrative, arbitration or regulatory proceeding or investigation is pending or threatened against or relating to the Company or any Subsidiary or their respective businesses, properties or assets.

   (r) Books of Account and Other Records; Compliance with Law of Corporate Action. The books of account of the Company and each Subsidiary have been kept, and will be kept to and including the Closing Date, in accordance with good business practices, and such books of account, and the minute books, stock certificate books and ledgers of the Company and each Subsidiary at the Closing Date will be correct and complete or, in respect of matters arising within 30 days of the Closing Date, are capable of being written up within 10 days of the Closing Date, and will fairly present the operations of the Company and each Subsidiary and if not in the possession of the Company or the relevant Subsidiary will be delivered to Arrow at Closing. All resolutions of the board of directors and of shareholders meetings of the Company and each Subsidiary have been taken in compliance with all applicable laws and are properly recorded in the minute books of the Company or such Subsidiary, as the case may be.

   (s) Absence of Changes or Events. Since December 31, 1998 neither the Company nor any Subsidiary has experienced any material adverse change in its financial condition, assets, liabilities (contingent or otherwise), results of operations, properties, business, business operations or business prospects, other than the loss of any customers, suppliers or employees as a result of the announcement of the transaction contemplated by this Agreement, and unless contemplated by this Agreement or done with Arrow's consent evidenced in writing, neither the Company nor any Subsidiary has:

        (i) made any change in its accounting principles, procedures, methods or practices, including any change with respect to the appropriate level of provisions or reserves, or released any provisions or reserves reflected in the unaudited consolidated pro forma balance sheet of the Company and the Subsidiaries as of September 30, 1999 referred to in Section 3(g), except for (A) the change in depreciation of systems referred to in the report of PriceWaterhouseCoopers with respect to their review of the September 30, 1999 financial statements of the Company, (B) the releases referred to under the heading "Financial Performance" in the letter (the "December 6th Letter") dated December 6, 1999 from J-CA to Stephen Kaufman, a copy of which is attached hereto as Exhibit B and (C) the release of the FFR
6.2 million tax provision;

       (ii) borrowed or agreed to borrow any funds, guaranteed or agreed to guarantee the indebtedness of any third parties or incurred or become subject to, any absolute or contingent obligation or liability, except obligations and liabilities incurred in the ordinary course of business, none of which are materially adverse;

      (iii) mortgaged, pledged or subjected to lien, charge or other encumbrance, any of its assets, tangible or intangible;

       (iv) sold, transferred, leased or otherwise disposed of, or agreed to sell, transfer, lease or otherwise dispose of, any of its assets, properties, or rights (including leaseholds) or canceled, compromised or otherwise terminated, or agreed to cancel, compromise or otherwise terminate, any debts or claims, except in the ordinary course of its business, or waived any right of substantial value;

        (v) except as set forth on Schedule 5, authorized, made or committed to make any single capital expenditure in excess of FFR 30,000 (or the equivalent amount in another currency) or capital expenditures in excess of FFR 75,000 (or the equivalent amount in another currency) in the aggregate, or purchased or contracted to purchase any real property;

       (vi) experienced any actual or threatened strike or other labor trouble or dispute;

      (vii) suffered any material damage, destruction or loss, whether or not covered by insurance;

     (viii) entered into any transaction or incurred any obligation or liability (absolute, accrued, contingent or otherwise) other than in the ordinary course of its business;

       (ix) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights, or requiring the consent of any party to the transfer or assignment of any of such assets, properties or rights;

        (x) incurred or become subject to any claim or liability for any material damages or alleged damages for any actual or alleged negligence or other tort, or breach of contract;

       (xi) paid any dividends or made any distributions with respect to its capital stock, or otherwise distributed any profits, retained earnings or capital or reserves, other than (A) dividends or distributions paid by any wholly-owned Subsidiary to the Company, (B) a dividend in the amount of FFR
3.645 million paid by the Company on September 9, 1999 in respect of the year ended December 31, 1998 and (C) a dividend in the amount of FFR 8.1 million to be paid by the Company and recorded in the accounts of the Company at December 31, 1999;

      (xii) repaid any loans from the Selling Shareholder or any person affiliated with the Selling Shareholder other than repayments made to the Company;

     (xiii) except for increases or changes in the ordinary course of business consistent with past practice, increased or otherwise changed the rate or nature of the compensation (including, without limitation, wages, salaries, bonuses and other benefits) paid, payable or available to any of the employees of the Company or any Subsidiary;

      (xiv)  changed or amended its Articles of Incorporation or Bylaws;

       (xv) released any provisions or reserves reflected in the unaudited consolidated pro forma balance sheet of the Company and its Subsidiaries as of September 30, 1999 referred to in Section 3(g) other (A) than the releases referred to under the heading "Financial Performance" in the December 6th Letter and (B) the release of the FFR 6.2 million tax provision reflected in the unaudited consolidated pro forma balance sheet of the Company and the Subsidiaries as of September 30, 1999 referred to in Section 3(g);

      (xvi) paid its creditors otherwise than in the ordinary course or changed its policy in relation to the payment of creditors; or

     (xvii) entered into or terminated any supply agreement or franchise agreement with any supplier relating to products sold by the Company or such Subsidiary.

   (t) Trademarks, etc. List 2 contains a complete and correct list of all trademarks, trade names, brand names and other intellectual property rights and all domain names and URLs of the Company or any Subsidiary (collectively, "Rights") and all licenses granted by or to the Company or any Subsidiary and other agreements pertaining to any of the foregoing. There are no trademarks, trade names or brand names other than the Rights that are used in the business of the Company or any of the Subsidiaries. The transfer of Rights referred to in Section 8(g) will effect the transfer of all Rights owned by the Selling Shareholder or any of its affiliates (other than the Company and the Subsidiaries). Except as set forth in List 2, (i) one or more of the Company and the Subsidiaries has the sole and exclusive right to use the Rights in the conduct of its business; (ii) no proceedings have been instituted, are pending or threatened, which challenge the rights of any the Company or any Subsidiary in respect of the Rights or the validity thereof;
(iii) to the best knowledge of Selling Securityholders, the Company and the Subsidiaries, none of the Rights infringes upon or otherwise violates the rights of others; (iv) none of the Rights is subject to any outstanding order, decree, judgment or stipulation; (v) no licenses, sublicenses or agreements pertaining to any of the Rights have been granted by the Company or any Subsidiary (except to the extent set forth on List 2); (vi) none of the businesses has received any charge of interference or infringement of any of the Rights.

   (u) Compliance with Law. (i) Neither the Company nor any Subsidiary has failed, nor is it failing, to comply with any applicable law, rule or regulation. The Company and each Subsidiary has operated, and is operating, in compliance with all permits, licenses, approvals, and authorizations of all national, provincial, municipal and foreign authorities necessary for the Company and each Subsidiary to carry on their respective businesses as presently conducted and all such permits, licenses, approvals and authorizations have been validly obtained, are in full force and effect and no suspension or cancellation of any of them is threatened.

        (ii) The Company and each Subsidiary is operating in compliance with all applicable laws, rules and regulations relating to customs, duties and TVA.

       (iii) Except as described in List 4, the Company and each Subsidiary has been and is in compliance with all applicable provisions of anti-pollution and environmental protection laws, all laws relating to occupational safety and health standards and with rules and regulations
related to such laws.   Except as described in List 4, no proceeding or
investigation is pending or threatened alleging or to the effect that the Company or any Subsidiary has violated or is in violation of any such law, rule or regulation.

         (v) Labor Matters. (i) Except as disclosed in List 12, (A) neither the Company nor any Subsidiary is a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union, confederation or association and (B) there are not pending or threatened against the Company or any Subsidiary any general labor disputes, strikes or work stoppages.

        (ii) There is no present or former employee, manager or director of any of the businesses who has any claim against the Company or any Subsidiary (whether under law, any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement

       (iii) Except as disclosed in List 12 or in note 3.8 to the audited consolidated financial statements of the Company and the Subsidiaries for 1998 referred to in Section 3(g), no employee, manager or director is entitled to any bonus arrangement, pension or other benefits or any other remuneration for his or her services.

        (iv) The Selling Shareholder, the Company and each Subsidiary have performed their duty to inform their respective employees about the transactions contemplated by this Agreement in accordance with applicable law concerning the employee's right to participate in the decision making process.

         (v) Neither the Company nor any subsidiary has received any notification, recommendation or formal demand from any labor inspector or labor authority in connection with (A) overtime pay; (B) staff representation; or (C) working, health or safety conditions

   (w) Status of Contracts, Etc. Except as disclosed in List 1, List 2 or List 3, all of the contracts, agreements and commitments required to be listed in such Lists are, with respect to the obligation of the other parties thereto, in full force and effect in accordance with their respective terms, covenants and conditions (provided that, Arrow acknowledges that it is aware that (i) the Bank Agreements do, and (ii) franchise agreements with manufacturers of electronic components to which the Company or such Subsidiary is a party may, contain provisions allowing the banker or the manufacturer to terminate such agreement in the event of a change in control of the Company or such Subsidiary), neither the Company nor any Subsidiary is in default thereunder and neither the Company nor any Subsidiary has waived any right under any such contract agreement or commitment which could have a material adverse effect on the Company or any Subsidiary and none of such contracts, agreements or commitments is, either when considered singly or in the aggregate with others, materially adverse to the business, properties, assets, earnings or prospects of the Company or any Subsidiary or likely, either before or after the Closing, to result in any material loss or liability.

   (x)  Customers, Distributors and Suppliers.

        (i) Except as disclosed on List 13, since December 31, 1998 no material customer or supplier of the Company or any Subsidiary has announced or threatened to end or materially reduce its relationship with the Company or any Subsidiary.

       (ii) Since December 31, 1998 there have been no bona fide complaints in writing from customers of the Company or any Subsidiary in respect of products supplied by it which were not capable of resolution by the manufacturer without significant cost to the Company or any Subsidiary.

      (iii) Except as disclosed on List 13, neither the Company nor any Subsidiary has been the subject of a supplier audit.

       (iv) None of the manufacturers or other persons from whom the Company or any Subsidiary purchases its inventory have imposed any conditions or undertakings on the Company or any Subsidiary which constitute material negative deviations from such person's standard terms of business.

   (y) Trading Practices. Each of the Company's and each Subsidiary's directors and employees and independent commission agents are in compliance with ethical standards and other trading practices mandated by applicable law and contractual arrangements and have not made payments to any third parties other than in the ordinary course of business or pursuant to contracts.

   (z) Insurance. The Company and each Subsidiary maintains with financially sound and reputable insurance companies, insurance in at least such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Company or such Subsidiary operates. All of the insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and all agreements to which the Company or any Subsidiary is a party.

        (aa) Brokers and Finders. Neither any Selling Securityholder, the Company nor any Subsidiary, nor any person controlled, directly or indirectly by of any of them has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's, or similar fee or commission from the Company or any Subsidiary or Arrow in connection therewith or upon the consummation thereof or from Arrow if the Closing does not occur. Without limiting the generality of the foregoing, the Selling Shareholder agrees that all fees and expenses of Broadview Int'l. Limited will be paid by the Selling Shareholder.

        (bb) Disclosure. No representation or warranty made by the Selling Securityholder, the Company or any Subsidiary in this Agreement, and no statement contained in any certificate, list, schedule, exhibit or other instrument specified in this Agreement or otherwise furnished to Arrow in connection with the transactions contemplated hereby, whether heretofore furnished to Arrow or hereafter required to be furnished to Arrow, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

        (cc) Factoring Arrangements. All factoring financing agreements and similar arrangements (including "dailly") to which the Company or any Subsidiary is a party involve sales of accounts receivable by the Company or such Subsidiary to third parties not affiliated with the TE Group.

        (dd) Directors. With the exception of JDA and, prior to his resignation as a Director in June 1999, Laurent Asscher, no person who is, or at any time since January 1, 1999 was, a Director of the Company is, or during the period he was a Director was, an employee of the Company.

     4. Representations and Warranties (Guarantees) by the Selling Warrantholders. As a material inducement to Arrow to enter into this Agreement, to purchase the Shares and the Warrants and to pay the Purchase Price, the Selling Warrantholders hereby jointly and severally represent and warrant (guarantee) that:

         (a) Organization and Authority of the Selling Warrantholders. Each of the Selling Warrantholders is a duly organized and validly existing corporation under the laws of its jurisdiction of organization, with the corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by each of the Selling Warrantholders and no other proceedings on the part of the Selling Warrantholder are necessary to authorize this Agreement and the transactions contemplated hereby. Selling Warrantholder is not subject to or obligated under any contract, license, franchise, or permit, or, insofar as is known to Selling Warrantholder, subject to any order or decree, which would be breached, violated, or exceeded by the execution and performance of this Agreement by Selling Warrantholder. Assuming due execution and delivery by Arrow, this Agreement constitutes a valid, binding, and enforceable obligation of each of the Selling Warrantholders, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect and, as to enforceability, general equitable principles. Except as set forth in Schedule 2, no authorization, consent, or approval of, or filing with, any domestic or foreign public body or authority is necessary for the consummation by the Selling Warrantholders of the transactions contemplated by this Agreement.

         (b) Ownership of Warrants. Each of the Selling Warrantholders is the lawful record and beneficial owner of the Warrants being sold by it hereunder. The Warrants being sold by the Selling Warrantholders hereunder, in the aggregate, constitute all of the issued and outstanding warrants to purchase shares of capital stock of the Company. Such Warrants are owned free and clear of all liens, encumbrances and restrictions of every kind; and upon delivery of the Warrants in the manner contemplated in Section 2, Arrow will acquire good, beneficial and legal, valid and indefeasible title to the Warrants free and clear of all liens, encumbrances and restrictions of every kind.

         (c) No Violation; Ability to Conduct the Business. Neither the execution and delivery of this Agreement, nor the performance and the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of any Selling Warrantholder, (ii) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, or (iii) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any material debt, obligation, contract, commitment or other agreement to which any Selling Warrantholder is a party or by which any of their property may be bound.

     5. Actions Pending Closing. Except as otherwise contemplated by this Agreement and as Arrow may otherwise consent in writing, during the period January 1, 2000 through the Closing, the Selling Shareholder shall procure that:

         (a) the Company and each Subsidiary conduct and carry on their respective businesses only in the ordinary and regular course;

         (b) the Company and each Subsidiary use their respective best efforts to preserve their respective assets, businesses and relationships with customers, suppliers and others having business relationships with each of them;

         (c) neither the Company nor any Subsidiary shall, sell, lease, mortgage, pledge or otherwise acquire or except as contemplated by section 8(a) dispose of any of the properties, assets or rights (including leaseholds) or cancel, compromise or otherwise terminate or agree to cancel, compromise or otherwise terminate, any debts or claims, of the Company or such Subsidiary except in the ordinary course of business, provided that, the Company may dispose of its logistics operations at Troyes (including assets having a book value of not more than FFR 100,000) on terms satisfactory to Arrow;

         (d) except for increases or changes in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary shall, increase or otherwise change the rate or nature of the compensation (including, without limitation, wages, salaries, bonuses and other benefits) paid, payable or available to any of the employees of the Company or any Subsidiary;

         (e) neither the Company nor any Subsidiary shall: (i) change or amend its Articles of Incorporation or Bylaws or (ii) issue or sell any shares of its capital stock of any class, or issue or sell any securities convertible into, or options with respect to, any shares of its capital stock of any class or enter into any agreement obligating it to do any of the foregoing;

         (f) neither the Company nor any Subsidiary shall, cancel or permit any insurance policies covering its business to lapse or terminate, unless renewed or replaced by like coverage;

         (g) neither Company nor any Subsidiary shall make any change in its accounting principles, procedures, methods or practices, including, without limiting the generality of the foregoing, any change in its policies or practices regarding the appropriate level of provisions or reserves;

         (h) neither the Company nor any Subsidiary shall pay any dividends or make any distributions with respect to their respective capital stock, other than dividends or distributions paid by any wholly-owned Subsidiary to the Company, or otherwise distribute any profits, retained earnings or capital or reserves, provided that, notwithstanding the foregoing the Company will pay a dividend in the amount of FFR 8.1 million which dividend was recorded in the accounts of the Company at December 31, 1999;

         (i) neither the Company nor any Subsidiary shall repay any loans from the Selling Shareholder or any person affiliated with the Selling Shareholder other than repayments made to the Company;

         (j) neither the Company nor any Subsidiary shall borrow or agree to borrow any funds, guarantee or agree to guarantee the indebtedness of any third parties or incur or become subject to any absolute or contingent obligation or liability, except obligations or liabilities incurred in the ordinary course of business;

         (k) neither the Company nor any Subsidiary shall enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights, or requiring the consent of any party to the transfer or assignment of any of such assets, properties or rights;

         (l) neither the Company nor any Subsidiary shall authorize or make any single capital expenditure in excess of FFR 30,000 (or the equivalent amount in another currency) or capital expenditures in excess of FFR 75,000 (or the equivalent amount in another currency) in the aggregate, or purchase or contract to purchase any real property;

         (m) neither the Company nor any Subsidiary shall release any provisions or reserves reflected in the unaudited consolidated pro forma balance sheet of the Company and its Subsidiaries as of September 30, 1999 referred to in Section 3(g) other than (i) the releases referred to under the heading "Financial Performance" in the December 6th Letter and (ii) the release of the FFR 6.2 million tax provision;

         (n) neither the Company nor any Subsidiary shall pay its creditors otherwise than in the ordinary course or change its policy in relation to the payment of creditors;

         (o) neither the Company nor any Subsidiary shall enter into or terminate any supply agreement or franchise agreement with any supplier relating to products sold by the Company or such Subsidiary;

         (p) neither the Company nor any Subsidiary shall enter into any contract or commitment which is outside the ordinary course of its business; and

         (q) Arrow and its advisors are given as soon as reasonably practicable on request, access to such facilities and information regarding the assets, liabilities, contracts and affairs of the Company and each Subsidiary as Arrow may reasonably require.

     6. Representations and Warranties by Arrow. As a material inducement to the Selling Securityholders to enter into this Agreement and to sell the Shares and the Warrants, Arrow represents and warrants that:

         (a) Organization and Authority of Arrow. Arrow is a corporation duly incorporated and validly existing under the laws of New York with the corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Arrow and no other proceedings on the part of Arrow are necessary to authorize this Agreement and the transactions contemplated hereby. Arrow is not subject to or obligated under any contract, license, franchise, or permit, or, insofar as is known to Arrow, subject to any order or decree, which would be breached, violated, or exceeded by the execution and performance of this Agreement by Arrow. Assuming due execution and delivery by the other parties hereto, this Agreement constitute a valid, binding, and enforceable obligation of Arrow, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other rights affecting creditors' rights generally from time to time in effect. Except for the filing with, and obtaining of approval from, the European Commission under the Merger Control Regulation, no authorization, consent, or approval of, or filing with, any domestic or foreign public body or authority not already obtained or made is necessary for the consummation by Arrow of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement nor compliance by Arrow with its terms and provisions will violate any provision of the Articles of Incorporation or Bylaws of Arrow or any law, statute, or regulation to which Arrow is subject.

         (b) Brokers and Finders. Arrow has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's, or similar fee or commission from the Selling Securityholders, the Company or any Subsidiary, or Arrow in connection therewith or upon the consummation thereof or from the Selling Securityholders, the Company or any Subsidiary if the Closing does not occur.

     7. Covenant Against Competition. For purposes of this Section 7, "Relevant Period" shall mean a period commencing on the date hereof and ending on the date which is 30 months after the Closing Date and the "Covenanting Parties" shall mean the Selling Shareholder, J-CA, JDA and FC. As a further inducement to Arrow to enter into the transactions contemplated hereunder each of the Covenanting Parties hereby agrees that neither any of the Covenanting Parties, nor any person controlled, directly or indirectly, by any Covenanting Party shall, for the Relevant Period, in any way, directly or indirectly, (i) own, manage, operate, control, or actively participate in as a director, officer or shareholder or in any other capacity, any enterprise which engages in, or otherwise carries on, any business activity in or into any country in which the Company or any Subsidiary carries on business as of the date of this Agreement in competition with the Company or any Subsidiary or (ii) except as specifically contemplated by Section 8(b), solicit for employment, employ or hire any director, officer or other employee of the Company or any Subsidiary. If any of the prohibitions or restrictions contained in this clause is judged to go beyond what is reasonable in the circumstances but would be judged reasonable and necessary if any activity were deleted or a period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

     8.  Other Covenants of the Selling Securityholders.
         (a) Property Transfers. Prior to the Closing, the Selling Shareholder shall, at its own cost, cause (i) title to the three properties listed in List 1 as being owned by the Company or a Subsidiary and (ii) the lessee's interest in the property in Troyes listed in List 1 as being leased by the Company or a Subsidiary to be transferred out of the TE Group. Notwithstanding such transfers the Company or a Subsidiary (or Arrow or another affiliate of Arrow) shall occupy and use the properties in Sevres, Troyes and Reading for a period of at least six months from the Closing Date. If requested to do so by Arrow, the Selling Securityholders will procure that a company affiliated with one or more of the Selling Securityholders will provide to the Company or such Subsidiary as the Company shall designate, at cost, logistic services necessary to operate the facility at Troyes for such period not exceeding six months as Arrow may request. Arrow shall give the Selling Shareholder at least three months' notice of its intention to cease to occupy and use any such property. For so long as the Company or any Subsidiary occupies any such property it shall pay to the owner of such property the monthly rent applicable to such property set forth below:

Sevres - FFR 589,279.16
Reading -      9,757.56
Troyes - FFR 133,970.83

         (b) Certain Employment matters. (i) The Selling Securityholders shall procure that, prior to the Closing, the Company shall give notice of termination of his employment contract to JDA. If requested by Arrow, the Selling Securityholders will cause the Company to require JDA to perform his duties during the advance notice period provided for in his employment agreement to assist in the integration of the business of the TE Group with Arrow's existing European distribution businesses. Any and all cost involved in obtaining JDA's agreement to such arrangements and any and all costs and charges of, or related, to, the termination of his employment and positions with the TE Group, including any severance payments or benefits, shall be borne (or paid) by the Selling Shareholder through a reduction in the Purchase Price.

             (ii) The Selling Securityholders shall procure that the Finance Director of the Company, FC, shall enter into arrangements satisfactory to Arrow whereby FC agrees to continue his employment with the Company following the Closing.

            (iii) Prior to the Closing, the Selling Securityholders shall cause the transfer out of the TE Group of the one managing director and 10 employees listed on Schedule 6. Such transfers shall be with effect from January 1, 2000 and neither the Company nor any Subsidiary shall make any payment to or on behalf of any such employee in respect of any period after December 31, 1999. Such transfers shall be carried out in compliance with the requirements of all applicable employment and social legislation and shall be implemented in such a way as to avoid any harm or disruption to the business of the TE Group. All costs and charges of, or related to, such transfers shall be borne (or paid) by the Selling Shareholder.

             (iv) Prior to the Closing, the Selling Securityholders shall use their best efforts to cause 14 employees listed on Schedule 7 to resign from their employment within the TE Group and accept alternative employment with a company affiliated with one or more of the Selling Securityholders. Such arrangements shall be implemented in such a way as to comply with all applicable employment and social legislation and as to avoid any harm or disruption to the business of the TE Group. All costs and charges of, or related to, such arrangements shall be borne (or paid) by the Selling shareholder. In the event that, notwithstanding the best efforts of the Selling Securityholders, fewer than 14 of such employees resigns and accepts such alternative employment, the Purchase Price paid to the Selling Shareholder shall be reduced by an amount equal to two (2) times the aggregate annual gross compensation of such non-resigning employee(s) (including all social costs payable by the Company or any Subsidiary in respect of such non-resigning employee(s)) and the Closing Payment shall be reduced by an amount equal to such reduction in the Purchase Price paid to the Selling Shareholder. If requested to do so by Arrow the Selling Securityholders will procure that a company affiliated with one or more of the Selling Securityholders will provide to the Company or such Subsidiary as the Company shall designate, at cost, back office services for such period not exceeding one year as Arrow may request.

          (v) Prior to the Closing, the Selling Securityholders shall cause the transfer out of the TE Group to a company affiliated with one or more of the Selling Securityholders of the 20 employees listed on Schedule 8. Such transfers shall be carried out in compliance with the requirements of all applicable employment and social legislation and shall be implemented in such a way as to avoid any harm or disruption to the business of the TE Group.
All costs and charges of, or related to, such transfers shall be borne (or paid) by the Selling Shareholder.

         (vi) Prior to the Closing, the Selling Securityholders shall cause the transfer out of the TE Group to a company affiliated with one or more of the Selling Securityholders of the employee listed on Schedule 9; such employee constituting all of the employees engaged in the business of the Rep Design companies referred to in Section 8(e). Such transfers shall be carried out in compliance with the requirements of all applicable employment and social legislation and shall be implemented in such a way as to avoid any harm or disruption to the business of the TE Group. All costs and charges of, or related to, such transfers shall be borne (or paid) by the Selling Shareholder.

        (vii) Prior to the Closing, the Selling Securityholders shall cause the transfer out of the TE Group to a company affiliated with one or more of the Selling Securityholders of the 16 employees listed on Schedule 10; such employees constituting all of the employees engaged in the business of the TEMEX Divisions of the Subsidiaries in Germany and Italy. Prior to such transfers all compensation costs of all of such employees (including all social costs payable by the Company or any Subsidiary in respect of such employees) shall be invoiced to and paid by Tekelec Temex SA. Such transfers shall be carried out in compliance with the requirements of all applicable employment and social legislation and shall be implemented in such a way as to avoid any harm or disruption to the business of the TE Group. All costs and charges of, or related to, such transfers shall be borne (or paid) by the Selling Shareholder.

         (c) Continued Trading. The Selling Shareholder shall procure that any company affiliated with the Selling Shareholder that currently purchases product from the TE Group shall continue to trade with the TE Group following the Closing and to regard the TE Group as a preferred supplier on the same basis as at present provided that the terms and prices offered by the TE Group continue to be competitive.

         (d) German Receivable. Prior to the Closing, the Selling Shareholder shall purchase the DEM 400,000 outstanding account receivable due from the former General Manager of the German Subsidiary for cash at a purchase price equal to the value attributed to such account receivable in the unaudited consolidated pro forma balance sheet of the Company and the Subsidiaries as of September 30, 1999 referred to in Section 3(g).

         (e) Rep Design. Prior to the Closing, the Selling Shareholder shall cause the transfer out of the TE Group, for cash consideration equal to the value attributed to such companies in the unaudited consolidated pro forma balance sheet of the Company and the Subsidiaries as of September 30, 1999 referred to in Section 3(g), of Rep Design Ltd. and Rep Design GmbH.

         (f) Temex Telecom Shareholding. Prior to the Closing, the Selling Shareholder shall cause the transfer out of the TE group, for cash consideration equal to the value attributed to such shareholding in the unaudited consolidated pro forma balance sheet of the Company and the Subsidiaries as of September 30, 1999 referred to in Section 3(g), of Tekelec Airtronic GmbH's 51% shareholding in Temex Telecom.

         (g) Transfer of Rights to Trade Name. Prior to the Closing, the Selling Shareholder shall transfer to Sequoia Technology Ltd. for FFR1 all rights to the trade name "Sequoia," including without limitation all registrations (or applications for registration) of such trade name.

         (h) Employee Loan. Prior to the Closing, the Selling Shareholder shall purchase or cause an affiliate to purchase from the Company the employee loan in an initial amount of FRF 200,000 referred to in List 7 (Tekelec Europe) for cash in an amount equal to the outstanding principal amount thereof.

     9.  Survival of Covenants, Representations and Warranties.   The
covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties of the Selling Shareholder contained in Sections 3(m), 3(u), 3(v), and 3(y) hereof shall survive the Closing Date until the expiration of the relevant statute of limitation.
All other representations and warranties of the Selling Shareholders, the Selling Warrantholders and Arrow contained herein shall survive the Closing Date and any investigation made at any time with respect thereto until December 31, 2001.

    10.  Indemnification.

         (a) The Selling Securityholders, jointly and severally, shall defend, indemnify and hold harmless Arrow, the Company and each Subsidiary and their respective successors, assigns and affiliates against and in respect of:

              (i) any and all liabilities for Taxes, including, without limitation, transfer taxes, capital gains taxes, income taxes, registration taxes, stamp duties and TVA, and other charges arising out of or related to the transfer of the properties referred to in Section 8 (a) and any or all losses, damages, liabilities or costs arising out of or related to any claims asserted by the lessor of the property in Troyes;

             (ii) any and all losses, damages, liabilities or costs resulting directly or indirectly from or related to any of the employment matters referred to in Section 8(b), including, without limiting the generality of the foregoing, any and all costs (including social costs) incurred by the Company or any Subsidiary in respect of the compensation of the 11 employees referred to in Section 8(b)(iii) in respect of any period subsequent to December 31, 1999;

            (iii) any and all losses, damages or costs resulting from any and all: (A) misrepresentations or breaches of warranty, agreement or undertaking hereunder on the part of the Selling Securityholders, the Company and each Subsidiary; and (B) failures by the Selling Securityholders to perform or otherwise fulfill any undertaking or other agreement or obligation contemplated hereunder;

             (iv) any and all losses, damages or costs resulting from matters relating to hazardous waste, pollution or any other cause of environmental harm in existence on or before the Closing Date or caused by the action or inaction of the Seller, the Company or any Subsidiary on or before the Closing Date;

              (v) any and all losses, damages, deficiencies or liabilities resulting from any claims against the Arrow, the Company or any Subsidiary arising in connection with death, personal injury, other injury to persons, property damage, loss of business or losses or deprivation of rights (whether based on statute, negligence, breach of warranty, strict liability or any other theory) caused by or resulting from, directly or indirectly, any defect or claimed defect in or with respect to any products distributed or services performed for customers (including value added work in connection with the product) by the Company or any Subsidiary on or before the Closing Date;

             (vi) any and all liabilities for Taxes relating to the Company or any Subsidiary for any period ending on or prior to the Closing Date, or which arises in whole or in part in respect of, or in consequence of, any acts, omissions or transactions occurring or entered into on or before Closing Date (except to the extent provided for in the Audited Financial Statements);

            (vii) any and all liabilities for Taxes, including, without limitation, transfer taxes, capital gains taxes, income taxes, registration taxes, stamp duties and TVA, and other charges arising out of or related to
(A) the transfer of Tekelec Airtronic GmbH's 51% shareholding in Temex Telecom or (B) the breaking of the tax consolidation in Germany as a result of such sale; and

           (viii) any and all liabilities for Taxes, including, without limitation, transfer taxes, capital gains taxes, income taxes, registration taxes, stamp duties and TVA, and other charges, arising out of or related to the transfers of Rep Design UK and Rep Design Germany out of the TE Group;

             (ix) any and all losses, damages or costs resulting from or related to the litigation with Hectronic GmbH referred to in List 4 (Tekelec Airtronic GmbH); and

              (x) any and all liabilities to employees (including Patrick Petit) arising out of the decision of the court with respect to the case of Patrick Petit referred to in List 4 (Tekelec Europe), including liabilities to other employees with a similar qualification to that of Mr. Petit on account of any claim or alleged right covering the period up to the Closing Date; and

             (xi) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, related to any of the foregoing or such indemnification; provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against Arrow or its successors or assigns in respect of which it proposes to demand indemnification pursuant to (i)-(xi), Arrow shall promptly notify the Selling Securityholders thereof. Subject to rights of or duties to any insurer or other third person having liability therefor, the Selling Securityholders, acting through the Selling Securityholders Representative, shall have the right promptly after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at the expense of the Selling Securityholders, employment of counsel satisfactory to Arrow, provided that the Selling Securityholders shall not compromise or settle any such action, suit, proceeding, claim, liability, demand or assessment without the prior written consent of Arrow, which consent shall not be unreasonably withheld. Notwithstanding the preceding sentence, in any such matter described in the preceding sentence, Arrow shall have the right to retain its own separate counsel, but the fees and expenses of such counsel shall be at Arrow's expense unless (a) the Selling Securityholders, and Arrow shall have agreed to the contrary, (b) the Selling Securityholders has failed within a reasonable time to retain counsel satisfactory to Arrow, or (c) the named parties in any such proceeding (including any impleaded parties) include both
(i) Arrow, the Company or any Subsidiary (each an "Arrow Party") and (ii) the Selling Securityholders and representation of the Selling Securityholders and the Arrow Party by the same counsel could be inappropriate due to actual or potential differing interests between them. In any matter described above where Arrow has retained counsel to represent an Arrow Party in addition to counsel retained by the Selling Securityholders, counsel selected by the Selling Securityholders shall be required to cooperate fully with counsel selected by Arrow in such matter.

         (b) In the event that the claim for indemnification under section 10(a) is capable of being satisfied in the alternative by indemnifying Arrow or by indemnifying the Company or one of the Subsidiaries, Arrow shall choose the party to be indemnified.

         (c) The indemnification obligations of the Selling Shareholders under Section 10(a)(iii) for breaches of representations and warranties (other than the representations and warranties contained in Sections 3(m), 3(u), 3(v) and 3(y))(i) shall accrue only if the aggregate of all losses, damages, deficiencies, liabilities and any other amounts for which indemnification is sought by Arrow, the Company and the Subsidiaries pursuant to Section 10(a)(iii) in respect of such representations and warranties shall have first exceeded FFR one (1) million, in which case such indemnification obligation shall apply to the entire amount and (ii) shall be limited to FFR 314 million in the aggregate.

         (d) Notwithstanding anything to the contrary in Section 10(a) each Selling Warrantholder shall only have liability under (i) Section 10(a)(iii), and thereunder only for misrepresentations of the matters with respect to such Selling Warrantholder set forth in Section 4 and the undertakings given by such Selling Warrantholder in respect of such matters and (ii) Section 10(a)(xi) in relation to the matters referred to in 10(d)(i).

         (e) Arrow shall defend, indemnify and hold harmless, the Selling Securityholders (but only insofar as liability for the same arises as a result of the Selling Securityholder's status as a shareholder or warrantholder in the Company prior to the Closing Date) against and in respect of:

              (i) any and all losses, damages and costs resulting from any and all: (A) misrepresentations or breaches of warranty, agreement or undertaking hereunder on the part of Arrow; and (B) failures by Arrow to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder;

             (ii) any and all losses, damages or costs resulting from matters relating to hazardous waste, pollution or any other cause of environmental harm caused by the action of Arrow after the Closing Date;

            (iii) any and all losses, damages, deficiencies or liabilities resulting from any claims against the Selling Securityholders arising in connection with death, personal injury, other injury to persons, property damage, loss of business or losses or deprivation of rights (whether based on statute, negligence, breach of warranty, strict liability or any other theory) caused by or resulting from, directly or indirectly, any defect or claimed defect in or with respect to any products distributed or services performed for customers (including value added work in connection with the product) by the Company or any Subsidiary after the Closing Date;

             (iv) any and all liabilities for Taxes relating to the Company or any Subsidiary which arises in whole or in part in respect of, or in consequence of, any acts, omissions or transactions occurring or entered into on or after the Closing Date; and

              (v) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, related to any of the foregoing or such indemnification; provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against the Selling Securityholders in respect of which they propose to demand indemnification pursuant to (i)-(v), the Selling Securityholders shall promptly notify Arrow thereof. Subject to rights of or duties to any insurer or other third person having liability therefor, Arrow shall have the right promptly after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at the expense of Arrow, employment of counsel reasonably satisfactory to the Selling Securityholders Representative. Notwithstanding the preceding sentence, in any such matter described in the preceding sentence, the Selling Securityholders shall have the right to retain their own separate counsel, but the fees and expenses of such counsel shall be at the expense of the Selling Securityholders unless (a) Arrow and the Selling Securityholders Representative shall have agreed to the contrary, (b) Arrow has failed within a reasonable time to retain counsel reasonably satisfactory to the Selling Securityholders, or (c) the named parties in any such proceeding (including any impleaded parties) include both an Arrow Party and the Selling Securityholders and representation of both parties by the same counsel could be inappropriate due to actual or potential differing interests between them. In any matter described above where the Selling Securityholders have retained counsel to represent them in addition to counsel retained by Arrow, counsel selected by Arrow shall be required to cooperate fully with counsel selected by the Seller in such matter.

         (f) The indemnification obligations of the Arrow under Section 10(e)(i) for breaches of representations and warranties (i) shall accrue only if the aggregate of all losses, damages, deficiencies, liabilities and any other amounts for which indemnification is sought by the Selling Securityholders pursuant to Section 10(e)(i) in respect of such representations and warranties shall have first exceeded FFR one (1) million, in which case such indemnification obligation shall apply to the entire amount and (ii) shall be limited to FFR 314 million in the aggregate.

         (g) In the event that the matter giving rise to an indemnification under this Section 10 also gives rise concurrently to a tax deduction on the part of the indemnified party which operates to reduce the loss that is the subject for the claim for indemnification the amount to be paid in respect of such indemnification shall be reduced to the same extent.

     11. Conditions Precedent Of The Selling Securityholders The obligation of the Selling Securityholders to consummate the transactions described in
Section 1 hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:
          (a) Representations and Warranties The representations and warranties of Arrow made hereunder shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.
          (b) Agreements. Arrow shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by Arrow prior to or at the Closing.
          (c) No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Arrow, the Selling Securityholders, the Company, any Subsidiary or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.
          (d) Consents. All consents, approvals and authorizations of governmental and regulatory authorities, and all filings with and notifications of governmental authorities and regulatory agencies which are required in order for the parties hereto to consummate of the transactions contemplated hereby, shall have been obtained or effected.
          (e) Opinions and Certificates. The Selling Securityholders shall have been furnished with an opinion dated the Closing Date of Winthrop, Stimson, Putnam & Roberts, counsel to Arrow, to the effect that (i) Arrow is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, with the corporate power and authority to enter into this Agreement and perform its obligations hereunder and (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Arrow and no other proceedings on the part of Arrow are necessary to authorize this Agreement and the transactions contemplated hereby.

    12. Conditions Precedent Of Arrow The obligation of Arrow to consummate the transactions described in Section 1 hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:

         (a) Representations and Warranties. The representations and warranties of the Selling Securityholders made hereunder shall be true and correct in all respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date;
         (b) Agreements. The Selling Securityholders shall have performed and complied in all respects with all of their undertakings and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing; without limiting the generality of the foregoing and for the avoidance of doubt, it is agreed that the resignation of the auditors referred to in Section 2(b)(i)(F) shall be a condition precedent to the obligation of Arrow regardless of whether or not the Selling Securityholders have the legal power to cause such resignation;
         (c) Employment Matters. Without limiting the generality of Section 12(b), all of the arrangements specified in Section 8(b) shall have been effected to Arrow's satisfaction;
         (d) No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Arrow, the Selling Securityholders, the Company, any Subsidiary or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby;
         (e) Consents. All consents, approvals and authorizations of governmental and regulatory authorities, and all filings with and notifications of governmental authorities and regulatory agencies which are required in order for the parties hereto to consummate of the transactions contemplated hereby, shall have been obtained or effected; and
         (f) Opinions and Certificates. Arrow shall have been furnished with (i) an opinion dated the Closing Date of Maison Eck, counsel to the Company, each Selling Securityholder and each Seller Shareholder, to the effect that
              (A) the Company, each Selling Securityholder that is a corporation and each Seller Shareholder that is a corporation are duly incorporated and validly existing under the laws of its jurisdiction of incorporation with the power to execute and deliver this Agreement and carry out the transactions contemplated hereby;
              (B) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, each Selling Securityholder that is a corporation and each Seller Shareholder, and no other proceedings on the part of the Company, any Selling Securityholder or any Seller Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby; (C) the authorized capital stock of the Company consists of 810,000 shares of common stock, FFR 100 par value (or such other par value as may result from the refund of capital contribution and subsequent capital reduction referred to in Section 23), all of which shares are issued and outstanding, and 48,210 warrants to purchase shares of common stock, all of which warrants are issued and outstanding; (D) the property transfers referred to in Section 8(a) hereof have been duly authorized by the Boards of Directors of the Selling Securityholders and the Company and no other proceedings on the part of the Company or any Selling Securityholder are necessary to authorize such transfers; and (E) the partial contribution of assets made on December 31, 1998 complied with all applicable laws; and (ii) certified copies of the resolutions of the Company, each Selling Securityholder that is a corporation and each Seller Shareholder that is a corporation authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement.

    13. Expenses. Arrow and the Selling Securityholders will bear their own expenses in connection with the Agreements and their performance, provided however, that the one per cent registration tax assessed on transfers of the Shares shall be paid fifty percent by Arrow and fifty percent by the relevant Selling Securityholder.

    14. Press Releases. Except as required by law or stock exchange regulation, any public announcements regarding the transactions contemplated hereby shall be made only with the mutual consent of Arrow and the Selling Securityholders Representative.

    15. Cooperation. Each of the parties hereto shall use its reasonable best efforts to take or cause to be taken all actions, to cooperate with the other parties hereto with respect to all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

    16. Applicable Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of France including all matters of construction, validity and performance and each of the parties to this Agreement hereby submits to the exclusive jurisdiction of the Paris Commercial Court.

    17. Notices. All notices, requests, permissions, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of Arrow the signature shall be by an officer thereof) and (i) delivered by hand, (ii) deposited in the mail (registered, return receipt requested), properly addressed and postage prepaid, or (iii) transmitted by telecopier with confirmation of receipt:

(a)  if to Arrow, to:

     Arrow Electronics, Inc.
     25 Hub Drive
     Melville, New York 11747

     Telecopier: 516-391-1683

     Attn:  Robert E. Klatell, Esq.

With a copy to:

     Winthrop, Stimson, Putnam & Roberts
     54 Lombard Street
     London EC3V 9DH

     Telecopier: 44-20-7283-1656

     Attn:	Peter S. Brown

(b)  if to the Selling Shareholder, to:

     Tekelec Airtronic SA
     5 Rue Carle vernet
     92310 SSvres
     France

     Telecopier:  33 (0)1 46 23 22 44

     Attn:   Jean-Claude Asscher

(c)  if to the Warrantholders, to:

     Zedtek
     1 Allee des Noisetiers
     92140 Clamart
     France

     Investitech
     7 Rue d'Abbeville
     75010 Paris
     France

     Natec
     5 Bouleard de la Foire
     L 1528 Luxemburg
     Luxemburg

(d)  if to J-CA, to:

     Jean-Claude Asscher
     34 Avenue Raphael
     75016 Paris
     France

(e) if to JDA, to:

    Jules Dove Attia
    6 Avenue Carnot
    75017 Paris
    France

(f) if to FC, to:

    Frank Chuffart
    1 Allee des Noisetiers
    92140 Clamart
    France

Such names and addresses may be changed by such notice.

    18. Entire Agreement; Amendments, etc. This Agreement (including Exhibits A-1, A-2 and B, Schedules 1 through 9 and Lists 1 through 13 all of which are a part hereof) contain the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements with respect hereto and may be amended only by a written instrument executed by the parties or their respective successors or assigns. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions under this Agreement other than those set forth herein or therein or made hereunder or thereunder. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

    19. Parties in Interest. Except with the express written consent of the other parties hereto, this Agreement shall not be assignable or otherwise transferred in whole or in part provided that Arrow may assign this Agreement or any of Arrow's rights or obligations hereunder to any subsidiary or Affiliate of Arrow, but such assignment shall not relieve Arrow of any of its obligations hereunder to the extent that such assignee does not fully perform any obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

    20. Confidentiality. Arrow and the Selling Securityholders will, and will cause the Company and each of the Subsidiaries to, hold and will cause their respective representatives to hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the Selling Securityholders, the Company and each Subsidiary furnished to Arrow and all documents and information concerning Arrow furnished to any Selling Securityholder, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by Arrow prior to its disclosure by the Selling Securityholders, the Company or any Subsidiary, (ii) previously known to the Selling Securityholders, the Company or any Subsidiary prior to its disclosure by Arrow, (iii) in the public domain through no violation of this Agreement by Arrow, the Selling Securityholders, the Company or any Subsidiary or (iv) later lawfully acquired by either the Selling Securityholders, the Company or any Subsidiary or Arrow from other sources) and will not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors or other consultants and advisors.

    21. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.

    22. Language of Agreement. This Agreement is entered into in the English language. Attached hereto as Annex 1 is an agreed upon French translation of this Agreement. In the event of any discrepancy between this Agreement and such translation, this Agreement shall govern.

    23. Reduction of Capital. In connection with the property transfers referred to in Section 8(a), the par value of the Shares may be reduced prior to Closing in order to permit the transfers of the property in Sevres to take the form of a refund of capital contribution and subsequent capital reduction. Provided that such reduction does not result in a negative shareholders equity or operate to impair the ability of the Company to pay dividends out of earnings, Arrow agrees that such reduction shall not in itself constitute a breach of the warranties given by the Selling Securityholders in Section 3(d) and that an amendment to the Articles of Incorporation of the Company which only gives effect to such reduction will not in itself constitute a breach of Section 5(e).

    24. Release of Guaranties. Arrow agrees to endeavor to obtain the release of the Selling Shareholder and J-CA from any guaranties that they have given in respect of the obligations of the Company or any Subsidiary as promptly as practicable following the Closing. Pending such release, Arrow agrees to indemnify the Selling Shareholder and J-CA against any liabilities arising under such guaranties after the Closing. With respect to the guarantee given by J-CA to the Natexis Bank with respect to its FFR18 million loan to the Company, which loan is repayable in full on December 31, 2002, Arrow agrees that, in the event it is unable to secure the release of such guaranty and the collateral securing the same within 90 days of the Closing, Arrow will cause the Company to promptly repay such loan in order to obtain such release.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



ARROW ELECTRONICS, INC.


By
   ----------------------
   Name :
   Title:


TEKELEC AIRTRONIC SA.


By
   ----------------------
   Name :
   Title:


ZEDTEK


By:
   ----------------------
   Name:
   Title:


INVESTITECH


By:
   ----------------------
   Name:
   Title:


NATEC SA


By:
   ----------------------
   Name:
   Title:


JEAN-CLAUDE ASSCHER


-------------------------


JULES DOVE ATTIA


-------------------------

FRANK CHUFFART


-------------------------



EXHIBITS

Exhibit A-1 - Shares and Warrants Owned by Selling Securityholders Exhibit A-2 - SellingSecurityholders Percentages
Exhibit B - December 6, 1999 Letter


SCHEDULES

Schedule 1 - Inventory Valuation Rules
Schedule 2 - Authorization, Consents and Approvals
Schedule 3 - Shareholders Agreements
Schedule 4 - Intercompany Sales
Schedule 5 - Capital Expenditures
Schedule 6 - Section 8(b) (iii) Employees
Schedule 7 -Section 8(b) (iv) Employees
Schedule 8 - Section 8(b) (v) Employees
Schedule 9 - Section 8(b)(vi) Employees
Schedule 10 - Section 8(b)(vii) Employees


LISTS

 1 - Real Estate
 2 - Trademarks, etc.
 3 - Contracts
 4 - Litigation
 5 - Claims
 6 - Banking
 7 - Loans and advances
 8 - Liens
 9 - Subsidiaries
10 - Exceptions to Section 3(h)
11 - Indebtedness for Borrowed Money
12 - Employees
13 - Terminated Distributor Agreements